Exhibit (a)(5)(F)


NORTHROP GRUMMAN CORPORATION
Public Information
1840 Century Park East
Los Angeles, California  90067-2199
Telephone:   310-553-6262
Fax:         310-556-4561

Contact:     Bob Bishop (Media) (310) 201-3335
             Gaston Kent (Investors) (310) 201-3423

FOR IMMEDIATE RELEASE

DOJ REQUESTS ADDITIONAL INFORMATION ON NORTHROP GRUMMAN'S
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PLAN TO ACQUIRE NEWPORT NEWS SHIPBUILDING
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     LOS ANGELES - June 19, 2001 - Northrop Grumman Corporation (NYSE: NOC)
announced that it intends to comply promptly with a request received yesterday from the U.S. Department of Justice for additional information under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 regarding its proposed acquisition of Newport News Shipbuilding (NYSE:NNS).

     The waiting period under Hart-Scott-Rodino will expire 30 days after Northrop Grumman substantially complies with the request unless it is extended by court order or by the consent of Northrop Grumman.

     On May 23, 2001 Northrop Grumman commenced an exchange offer for all outstanding shares of common stock, including associated rights, of Newport News Shipbuilding for $67.50 in cash or shares of Northrop Grumman common stock designed to provide a value of $67.50 per share, subject to certain proration and other limitations as more fully described in the offer. The exchange offer is scheduled to expire at midnight, EDT, on June 20, 2001, unless the offer is extended.

     Northrop Grumman Corporation is a $15 billion global aerospace and defense company with its worldwide headquarters in Los Angeles, California. Northrop Grumman provides technologically advanced, innovative products, services and solutions in defense and commercial electronics, systems integration, information technology and non-nuclear-powered shipbuilding and systems. With 80,000 employees and operations in 44 states and 25 countries. Northrop Grumman serves U.S. and international military, government and commercial users.

     THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES OF NEWPORT NEWS SHIPBUILDING. THE EXCHANGE OFFER STATEMENT (INCLUDING THE PROSPECTUS, THE RELATED LETTER OF ELECTION AND TRANSMITTAL AND OTHER OFFER DOCUMENTS) FILED BY NORTHROP GRUMMAN WITH THE SEC CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER. THE PROSPECTUS, THE RELATED LETTER OF ELECTION AND TRANSMITTAL AND CERTAIN OTHER DOCUMENTS WILL BE MADE AVAILABLE AT NO CHARGE TO ALL STOCKHOLDERS OF NEWPORT NEWS. THE EXCHANGE OFFER STATEMENT (INCLUDING THE PROSPECTUS, THE RELATED LETTER OF ELECTION AND TRANSMITTAL AND ALL OTHER DOCUMENTS FILED WITH THE SEC) WILL ALSO BE AVAILABLE AT NO CHARGE AT THIS SEC'S WEBSITE AT WWW.SEC.GOV.

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